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                                                                       EXHIBIT C

                              TERMINATION AGREEMENT


         This Agreement is entered into as of the 9th day of September, 2002 between Sunra Capital Holdings Limited, a Bermuda company ("SCH"), and Joseph Waechter, an individual residing in California ("WAECHTER").

         WHEREAS, on June 21, 2002, SCH and Waechter entered into a Management Agreement (the "OLD MANAGEMENT AGREEMENT"); and

         WHEREAS, concurrently with the execution of this Agreement, SCH and California Pacific Capital LLC, a new company formed by Waechter, will enter into a new Management Agreement (the "NEW MANAGEMENT AGREEMENT") and wish to terminate the Old Management Agreement.

         NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. TERMINATION OF OLD MANAGEMENT AGREEMENT. SCH and Waechter hereby terminate the Old Management Agreement, effective as of the date hereof and conditioned upon the execution of the New Management Agreement.

         2. COMPLETE AGREEMENT. This Agreement constitutes the complete and exclusive understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements (including without limitation the Old Management Agreement), whether written or oral, with respect to the subject matter hereof.

          3. MISCELLANEOUS. This Agreement may be executed in counterparts. This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding that body of law pertaining to conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the Northern District of California and the parties hereby consent to the personal jurisdiction and venue therein. This Agreement shall be binding upon, and inure to the benefit of, SCH and Waechter and their respective successors and permitted assigns.



SUNRA CAPITAL HOLDINGS LIMITED

By:
    ---------------------------------
         Toshio Masuda                      JOSEPH WAECHTER
Title:
Address:                                    32 Fallen Leaf Terrace
                                            Orinda, CA 94563